                                                                EXHIBIT 99(d)(1)

                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER
                                  BY AND AMONG
                       THE MAY DEPARTMENT STORES COMPANY
                         ALPHA OMEGA ACQUISITION, INC.
                                      AND
                              DAVID'S BRIDAL, INC.
                                  JULY 3, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
                                   THE OFFER
Section 1.1   The Offer...................................................    1
Section 1.2   Company Actions.............................................    3
Section 1.3   Directors of the Company....................................    3
                                   ARTICLE II
                                   THE MERGER
Section 2.1   The Merger..................................................    4
Section 2.2   Closing.....................................................    4
Section 2.3   Effective Time..............................................    4
Section 2.4   Articles of Incorporation; Bylaws...........................    4
Section 2.5   Directors and Officers of the Surviving Corporation.........    5
                                  ARTICLE III
                              CONVERSION OF SHARES
Section 3.1   Conversion of Shares........................................    5
Section 3.2   Exchange of Certificates....................................    5
Section 3.3   Dissenters' Rights..........................................    6
Section 3.4   Shareholders' Meeting.......................................    7
                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1   Organization................................................    8
Section 4.2   Capitalization..............................................    9
Section 4.3   Authorization; Validity of Agreement........................    9
Section 4.4   No Violations; Consents and Approvals.......................   10
Section 4.5   SEC Reports and Financial Statements........................   10
Section 4.6   Absence of Certain Changes..................................   11
Section 4.7   [Reserved]..................................................   11
Section 4.8   [Reserved]..................................................   11
Section 4.9   Employee Benefit Plans; ERISA...............................   11
Section 4.10  Litigation; Compliance with Law.............................   12
Section 4.11  Intellectual Property.......................................   13
Section 4.12  Company Agreements..........................................   13
Section 4.13  Taxes.......................................................   13
Section 4.14  Environmental Matters.......................................   14
Section 4.15  No Default..................................................   15
Section 4.16  Opinion of Financial Advisor................................   15
Section 4.17  Brokers.....................................................   15
Section 4.18  Personal Property...........................................   16
Section 4.19  Board Recommendations.......................................   16
Section 4.20  Labor Matters...............................................   16
Section 4.21  Personal Property Leases....................................   16
Section 4.22  Insurance...................................................   16
Section 4.23  Accounts Receivable; Inventory..............................   16
Section 4.24  Real Estate Matters.........................................   16
Section 4.25  Schedule 14D-9; Offer Documents; and Proxy Statement........   17

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
                                                                            PAGE
                                                                            ----
                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION
Section 5.1   Organization................................................   18
Section 5.2   Authorization; Validity of Agreement........................   18
Section 5.3   Consents and Approvals; No Violations.......................   18
Section 5.4   Schedule TO, Offer Documents, Registration Statement and
              Proxy Statement.............................................   18
Section 5.5   Financing...................................................   19
Section 5.6   Litigation; Compliance with Law.............................   19
                                   ARTICLE VI
                                   COVENANTS
Section 6.1   Interim Operations of the Company...........................   19
Section 6.2   No Solicitations............................................   22
Section 6.3   Access to Information.......................................   23
Section 6.4   Further Action; Reasonable Best Efforts.....................   24
Section 6.5   Employee Benefits...........................................   25
Section 6.6   Notification of Certain Matters.............................   25
Section 6.7   Directors' and Officers' Insurance and Indemnification......   26
Section 6.8   Parent Undertaking..........................................   26
Section 6.9   Takeover Statute............................................   26
Section 6.10  Disclosure Schedule Supplements.............................   27
                                  ARTICLE VII
                            CONDITIONS TO THE MERGER
Section 7.1   Conditions to Each Party's Obligation To Effect the
              Merger......................................................   27
                                  ARTICLE VIII
                                  TERMINATION
Section 8.1   Termination.................................................   27
Section 8.2   Effect of Termination.......................................   28
                                   ARTICLE IX
                                 MISCELLANEOUS
Section 9.1   Fees and Expenses...........................................   28
Section 9.2   Amendment; Waiver...........................................   29
Section 9.3   Survival....................................................   29
Section 9.4   Notices.....................................................   29
Section 9.5   Interpretation..............................................   30
Section 9.6   Section Headings; Section References........................   30
Section 9.7   Counterparts................................................   30
Section 9.8   Entire Agreement............................................   30
Section 9.9   Severability................................................   30
Section 9.10  Governing Law; Waiver of Jury Trial; Enforcement............   30
Section 9.11  Assignment; Binding Effect..................................   30
Section 9.12  Enforcement of Agreement....................................   31
Section 9.13  Continuation of Attorney-Client Privilege...................   31
Section 9.14  Finders or Brokers..........................................   31
Section 9.15  Publicity...................................................   31

                             TABLE OF DEFINED TERMS

TERM                                                          PAGE
----                                                          ----
1934 Act....................................................       7
1934 Act Rules..............................................       7
Acquisition.................................................       1
Acquisition Agreement.......................................      23
Acquisition Proposal........................................      22
Affiliates..................................................      30
Agreement...................................................       1
Annex A.....................................................       1
Articles of Merger..........................................       4
Asset Transaction...........................................      22
Associates..................................................      30
Audit.......................................................      13
beneficial ownership........................................      30
Business Combination Transaction............................      22
Certificate.................................................       5
Certificates................................................       5
Closing.....................................................       4
Closing Date................................................       4
Code........................................................       6
Company.....................................................       1
Company Agreements..........................................      10
Company Common Stock........................................       1
Company Representatives.....................................      22
Company SEC Documents.......................................      10
Company Subsidiaries........................................       8
Company Subsidiary..........................................       8
Confidentiality Agreement...................................      24
Disclosure Schedule.........................................       1
Dissenting Shareholder......................................       6
Dissenting Shares...........................................       6
Drop Dead Date..............................................      27
Effective Time..............................................       4
Environmental Claim.........................................      15
Environmental Law...........................................      15
ERISA.......................................................      11
ERISA Affiliate.............................................      11
ERISA Plans.................................................      11
Exchange Act................................................       7
FBCA........................................................       1
Florida Department of State.................................       4
GAAP........................................................      10
Government Antitrust Entity.................................      24
Governmental Entity.........................................      10
Hazardous Substance.........................................      15
Home Office.................................................      17
HSR Act.....................................................      10
Incipient Superior Proposal.................................      22
Indemnified Parties.........................................      26
Intellectual Property.......................................      13
Key Executive...............................................      19

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
TERM                                                          PAGE
----                                                          ----
Key Executives..............................................      19
knowledge of the Company....................................      11
Lease.......................................................      17
Leased Properties...........................................      16
Leased Property.............................................      16
Leases......................................................      17
Liens.......................................................      10
made available..............................................      30
Main Warehouse..............................................      17
Material Adverse Effect.....................................       8
Material Company Agreements.................................      13
Merger......................................................       4
Merger Communications.......................................      31
Merger Consideration........................................       5
Minimum Condition...........................................       2
Non-Key Employees...........................................      20
Offer.......................................................       1
Offer Documents.............................................       2
Offer Price.................................................       1
Owned Property..............................................      16
Parent......................................................       1
Parties.....................................................       1
Party.......................................................       1
Paying Agent................................................       5
Person......................................................       8
Plans.......................................................      11
Policies....................................................      26
Preliminary Statement.......................................       7
Proxy Statement.............................................       7
Real Properties.............................................      16
Real Property...............................................      16
Release.....................................................      15
Schedule 14d-9..............................................       3
Schedule TO.................................................       2
SEC.........................................................       2
Securities Act..............................................      10
Shareholders................................................       1
Shareowner Agreement........................................       1
Shareowner Agreements.......................................       1
Shares......................................................       1
Special Meeting.............................................       7
Subsidiary..................................................       8
Superior Proposal...........................................      23
Surviving Corporation.......................................       4
Tax Return..................................................      14
Taxes.......................................................      14
Termination Fee.............................................      28
Voting Debt.................................................       9

                                       iv
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                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 3, 2000, by and among THE MAY DEPARTMENT STORES COMPANY, a Delaware corporation ("Parent"), ALPHA OMEGA ACQUISITION, INC., a Florida corporation and a wholly-owned subsidiary of Parent ("Acquisition"), and DAVID'S BRIDAL, INC., a Florida corporation (the "Company"). Parent, Acquisition and the Company are later in this Agreement sometimes referred to individually as a "Party" or collectively as the "Parties."

                                    RECITALS

     This Agreement is entered into with reference to the following facts, objectives, and definitions:

     A. The Boards of Directors of Parent, Acquisition and the Company have each approved, and, if required by law, have determined to recommend to their respective shareholders, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement.

     B. It is contemplated that the acquisition be accomplished by Acquisition's commencing a cash tender offer (as it may be amended from time to time as permitted by this Agreement, the "Offer") to purchase all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"; the shares of Company Common Stock are referred to herein as "Shares"; record owners of the Shares are referred to herein as "Shareholders"), for $20.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the "Offer Price"), subject to applicable withholding Taxes, net to the seller of the Shares in cash, upon the terms and subject to the conditions set forth in this Agreement.

     C. In furtherance of such acquisition, the Boards of Directors of Parent, Acquisition and the Company have each approved this Agreement and the merger of Acquisition with and into the Company in accordance with the terms of this Agreement and the Florida Business Corporation Act (the "FBCA"). The Board of Directors of the Company has resolved to recommend that holders of Shares tender their Shares pursuant to the Offer and, if required by law, approve and adopt this Agreement and the Merger.

     D. Following the approvals in paragraph C above and concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Acquisition to enter into this Agreement, Parent has entered into separate Shareholder Agreements each dated as of the date hereof with each Person (as defined in Section 4.1(a)) expressly disclosed in Section D of the Disclosure Schedule attached hereto and incorporated herein (the "Disclosure Schedule") (collectively, the "Shareholder Agreements" and, individually, a "Shareholder Agreement"). Pursuant to the Shareholder Agreements, certain shareholders have granted an option in favor of Parent or its designee to purchase 90% of the Shares held by each, respectively, and has granted Parent an irrevocable proxy to vote 90% of the Shares held by each, respectively, in favor of the Merger (as hereafter defined).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1  The Offer.

     (a) Provided that this Agreement shall not have been terminated and none of the events set forth in Section (a) through (i) of Annex A attached hereto and made a part hereof ("Annex A") shall have occurred or be existing (and shall not have been waived by Acquisition), Acquisition shall commence (within the meaning of Rule 14d-2 of the Exchange Act as defined in Section 3.4(a)) the Offer as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of the execution of this Agreement. The obligation of Acquisition to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the condition that there be validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which represents at least a majority of the then outstanding Shares on a fully diluted basis (the "Minimum Condition") and to the satisfaction or waiver by Acquisition of the other conditions set forth in Annex A. The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered to Acquisition pursuant to the Offer. Acquisition expressly reserves the right to waive any of such conditions (other than the Minimum Condition), to increase the price per Share payable in the Offer and to make any other changes in the terms of the Offer; provided, however, that no change may be made without the prior written consent of the Company which decreases the price per Share payable in the Offer, reduces the maximum number of Shares to be purchased in the Offer, changes the form of consideration to be paid in the Offer, modifies or amends any of the conditions set forth in Annex A, imposes conditions to the Offer in addition to the conditions set forth in Annex A, waives the Minimum Condition or makes other changes in the terms and conditions of the Offer that are in any manner adverse to the holders of Shares or, except as provided below, extends the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction or earlier waiver of all the conditions of the Offer set forth in Annex A as of any expiration date of the Offer, Acquisition will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Notwithstanding the foregoing, Acquisition may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date, which shall be 20 business days following the date of commencement of the Offer, if, at the scheduled expiration of the Offer, any of the conditions to Acquisition's obligation to accept for payment and to pay for the Shares shall not be satisfied or, to the extent permitted by this Agreement, waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, other than Rule 14e-5 promulgated under the Exchange Act. Unless the Company advises Acquisition that it does not wish Acquisition to extend the Offer, Acquisition shall extend the Offer from time to time until the earlier of (A) the date that is 30 days after the date on which any applicable waiting period under the HSR Act (as defined in Section 4.4) shall have expired or been terminated and (B) the Outside Date (as defined in Section 8.1), in the event that, at the then-scheduled expiration date, all of the conditions of the Offer set forth in Annex A have not been satisfied or waived as permitted by this Agreement. Any extension of the Offer pursuant to the preceding sentence or pursuant to clause (i) of the second preceding sentence of this Section 1.1 shall not exceed the lesser of ten business days or such fewer number of days that Acquisition reasonably believes are necessary to cause the conditions of the Offer set forth in Annex A to be satisfied. Acquisition shall provide a "subsequent offering period" (as contemplated by Rule 14d-11 under the Exchange Act) of not less than three business days following its acceptance for payment of Shares in the Offer. On or prior to the dates that Acquisition becomes obligated to accept for payment and pay for Shares pursuant to the Offer, Parent shall provide or cause to be provided to Acquisition the funds necessary to pay for all Shares that Acquisition becomes so obligated to accept for payment and pay for pursuant to the Offer. The Offer Price shall, subject to any required withholding of Taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer.

     (b) On the date of the commencement of the Offer, Acquisition shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or incorporate by reference an offer to purchase and forms of the related letter of transmittal and all other ancillary Offer documents (collectively, together with all amendments and supplements thereto, the "Offer Documents"). Parent and Acquisition shall cause the Offer Documents to be disseminated to the holders of the Shares as and to the extent required by applicable federal securities laws. Parent and Acquisition, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Acquisition will cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule TO before it is filed with the SEC. In addition, Parent and Acquisition agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Acquisition or either of their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO promptly after the receipt of such comments and to consult with the Company and its counsel prior to responding to any such comments.

     Section 1.2  Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Company's Board of Directors, at a meeting duly called and held, has (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Shareholders, (ii) approved and adopted this Agreement and approved and adopted the transactions contemplated hereby, including the Offer and the Merger and (iii) subject to Section 6.2, resolved to recommend that the Shareholders accept the Offer, tender their Shares to Acquisition thereunder and, if required by law, approve and adopt this Agreement and the Merger. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Company's Board of Directors described in this Section 1.2(a), subject to Section 6.2.

     (b) As promptly as practicable after the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") which, subject to Section 6.2, shall contain the recommendation referred to in clause (iii) of Section 1.2(a) hereof. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable federal securities laws. The Company, on the one hand, and each of Parent and Acquisition, on the other hand, will promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company will cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Acquisition and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and to consult with Parent, Acquisition and their counsel prior to responding to any such comments.

     (c) The Company shall promptly furnish Acquisition with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares. The Company shall furnish Acquisition with such additional information, including updated listings and computer files of Shareholders, mailing labels and security position listings, and such other assistance as Parent, Acquisition or their agents may reasonably require in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Acquisition shall hold in confidence the information contained in such labels, listings and files, shall use such information solely in connection with the Offer and the Merger, and, if this Agreement is terminated or if the Offer is otherwise terminated, shall promptly deliver or cause to be delivered to the Company all copies of such information, labels, listings and files then in their possession or in the possession of their agents or representatives.

     Section 1.3  Directors of the Company.

     (a) Promptly upon the purchase of and payment for a number of Shares that satisfies the Minimum Condition by Acquisition or any of its affiliates pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product obtained by multiplying the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) by the percentage that the number of Shares so purchased and paid for bears to the total number of Shares then outstanding. In furtherance thereof, the

Company shall, upon request of Acquisition, promptly increase the size of its Board of Directors or exercise its reasonable best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected or appointed to the Company's Board and, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, shall cause Parent's designees to be so elected or appointed. At such time, the Company shall, if requested by Parent, also cause directors designated by Parent and Acquisition to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of each committee of the Company's Board of Directors. Notwithstanding the foregoing, if Shares are purchased pursuant to the Offer, until the Effective Time, Parent and Acquisition shall take no action which would cause the Company's Board of Directors to include fewer than two members who are directors on the date hereof and are not employees of the Company.

     (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to Shareholders together with the Schedule 14D-9 the information required by such
Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent and Acquisition will supply the Company and be solely responsible for any information with respect to them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Parent's designees to the Company's Board of Directors pursuant to this Section 1.3, prior to the Effective Time (i) any amendment or termination of this Agreement by the Company, (ii) any extension or waiver by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition under this Agreement, or (iii) any waiver of any of the Company's rights hereunder shall, in any such case, require the concurrence of a majority of the directors of the Company then in office who neither were designated by Parent nor are employees of the Company, if any.

                                   ARTICLE II

                                   THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the FBCA, at the Effective Time (as defined in Section 2.3), Acquisition shall be merged (the "Merger") with and into the Company and the separate corporate existence of Acquisition shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes later in this Agreement referred to as the "Surviving Corporation"). The Merger shall have the effects set forth in the FBCA.

     Section 2.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by the Parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII, (the "Closing Date"), at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, unless another date or place is agreed to in writing by the Parties.

     Section 2.3 Effective Time. On or as promptly as practicable following the Closing, the Company will cause appropriate Articles of Merger (the "Articles of Merger") to be filed with the Department of State of the State of Florida (the "Florida Department of State") in such form and executed as provided in the FBCA. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Florida Department of State or such later time as is agreed upon by the Parties and specified in the Articles of Merger in accordance with the FBCA, and such time is referred to in this Agreement as the "Effective Time."

     Section 2.4 Articles of Incorporation; Bylaws. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law. The Bylaws of the Company in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation or such Bylaws.

     Section 2.5  Directors and Officers of the Surviving Corporation.

     (a) The directors of Acquisition immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the FBCA, and the Surviving Corporation's Articles of Incorporation and Bylaws.

     (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or until their earlier death, resignation or removal.

                                  ARTICLE III

                              CONVERSION OF SHARES

     Section 3.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holders of any Shares of the Company:

     (a) Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 3.1(c) and Dissenting Shares (as defined in Section 3.3)) automatically shall be converted into the right to receive the Offer Price in cash (the "Merger Consideration"), payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.2, of the certificate that formerly evidenced such Share. All such Shares, when so converted, shall no longer be outstanding and automatically shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 3.2. Any payment made pursuant to this Section 3.1(a) shall be made net of applicable withholding taxes in accordance with Section 3.2(f) to the extent that such withholding is required by law.

     (b) Each issued and outstanding share of common stock, par value $1.00 per share, of Acquisition shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (c) All Shares that are owned at the Effective Time by the Company, Parent, Acquisition or any other direct or indirect wholly-owned Subsidiary (as defined in Section 4.1) of the Company, Parent or Acquisition shall be canceled and retired and no Merger Consideration shall be delivered in exchange therefor.

     Section 3.2  Exchange of Certificates.

     (a) Prior to the Effective Time, Parent shall designate an agent reasonably satisfactory to the Company to act as agent for the holders of the Shares (other than the Shares held by Parent, Acquisition, the Company or any of their Subsidiaries, and Dissenting Shares) in connection with the Merger (the "Paying Agent") to receive in trust, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.1(a). At the Effective Time, Parent shall deposit the Merger Consideration with the Paying Agent. The Merger Consideration shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation. If for any reason (including losses) the funds held by the Paying Agent are inadequate to pay the amounts to which the Shareholders shall be entitled under Section 3.1(a), Parent and the Surviving Corporation shall be liable for the payment thereof.

     (b) As promptly as practicable after the Effective Time, Parent and the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the "Certificates" or individually, a "Certificate"), whose Shares were converted pursuant to Section 3.1(a) into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for effecting the surrender of a Certificate in exchange for the Merger Consideration for the Shares. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and any other required documents, the holder of such Certificate shall receive promptly in exchange therefor the Merger Consideration for each Share formerly evidenced thereby, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of a Certificate. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall (i) have paid any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or (ii) have established to the satisfaction of the Surviving Corporation that such Taxes have been paid or that payment of Taxes is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share in cash as contemplated by Section 3.1.

     (c) At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no transfers on the stock transfer books of the Company of the Shares which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Paying Agent or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

     (d) At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent, and holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, provided, that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Shares represented by the Certificate claimed to have been lost, stolen or destroyed.

     (f) Parent, Acquisition and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any or all such amounts as are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the "Code"), and/or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by Parent, Acquisition or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, Acquisition or the Surviving Corporation.

     Section 3.3 Dissenters' Rights. Notwithstanding anything in this Agreement to the contrary, Shares ("Dissenting Shares") that are outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has delivered a written demand for payment of such shares in accordance with Sections 607.1301-607.1302 and 607.1320 of the FBCA ("Dissenting Shareholder"), shall not be converted into the right to receive the Merger Consideration unless and until such holder fails to perfect or effectively withdraws or otherwise loses its right to payment as a dissenting shareholder under the FBCA. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or otherwise lost its right to payment as a Dissenting Shareholder, such Dissenting

Shares shall thereupon be converted into and become exchangeable for the rights to receive, as of the Effective Time, the Merger Consideration pursuant to
Section 3.1 for each Share without interest or dividends thereon. The Company shall give Parent (i) prompt notice of any demands received by the Company for payment of Shares, written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the FBCA and received by the Company relating to shareholders' rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the FBCA. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.4  Shareholders' Meeting.

     (a) Following the purchase of the Shares pursuant to the Offer, if required by applicable law in order to consummate the Merger,

          (i) the Company, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting (the "Special Meeting") of its Shareholders and submit this Agreement to a vote of the Company's Shareholders;

          (ii) the Company shall prepare a preliminary proxy statement (the "Preliminary Statement") relating to the Merger and this Agreement which shall comply as to form with all applicable laws and which shall include all information concerning the Company, Parent and Acquisition required to be set forth therein pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the applicable rules and regulations thereunder (the "1934 Act Rules", the 1934 Act Rules together with the 1934 Act, the "Exchange Act");

          (iii) the Company shall, subject to review of the Preliminary Statement by the SEC and notification (either orally or in writing) to the Company that the SEC has no further comments relating to such Preliminary Statement, distribute to the Shareholders a letter to Shareholders, notice of meeting, proxy statement and form of proxy in connection with the Merger (collectively, including any amendments or supplements thereto, the "Proxy Statement");

          (iv) the Company shall file a definitive form of the Proxy Statement, which shall reflect compliance with or resolution of the comments and requests in accordance with the Exchange Act from the SEC as the Company and Parent shall deem appropriate;

          (v) the Company shall distribute the definitive Proxy Statement to the Shareholders in accordance with applicable law; and

          (vi) the Company shall take all such other reasonable action necessary or appropriate to obtain the lawful approval of this Agreement by the Shareholders.

     (b) The Company and Parent shall each pay one-half ( 1/2) of the expenses related to the printing, preparation, filing and mailing of the Proxy Statement. Parent shall pay the Preliminary Statement fee to the SEC.

     (c) Parent and Acquisition shall furnish to the Company all information concerning Parent, Acquisition and their Affiliates (as defined in Section 9.5) required by the Exchange Act or as otherwise required by the SEC to be set forth in the Proxy Statement.

     (d) Each of the Company and Parent shall consult and confer with the other and the other's counsel regarding the Preliminary Statement and the Proxy Statement and each shall have the opportunity to comment on the Preliminary Statement and the Proxy Statement and any amendments and supplements thereto before the Preliminary Statement and the Proxy Statement, and any amendments or supplements thereto, are filed with the SEC or mailed to the Shareholders. Each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and the SEC relating to the Preliminary Statement and the Proxy Statement.

     (e) Parent will vote, or cause to be voted, all Shares acquired by Parent, Acquisition or any other Subsidiary of Parent in favor of the Merger and the approval of this Agreement.

     (f) Notwithstanding the provisions of Sections 3.4 (a) and (b), in the event that Parent, Acquisition and any other Subsidiaries of Parent shall acquire in the aggregate at least 80% of the outstanding shares of each class of capital stock of the Company pursuant to the Offer or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Shareholders of the Company, in accordance with Section 607.0704 of the FBCA.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Acquisition that, except as expressly set forth in the Disclosure Schedule or expressly disclosed in the Company SEC Documents (as later defined):

     Section 4.1  Organization.

     (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to conduct its business as it is now being conducted, and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so organized, existing and in good standing or to have such power, authority or governmental approvals, or to be so qualified would not have a Material Adverse Effect (as defined below) on the Company and the Company Subsidiaries, taken as a whole, or would not materially impair or delay the consummation of the transactions contemplated by this Agreement. Included in the SEC Documents are a complete and correct copy of each of the Company's Articles of Incorporation, as amended, and its Bylaws, as currently in effect. For purposes of this Agreement, (i) any reference to any event, change, effect or violation of a representation or warranty hereunder having a "Material Adverse Effect" on or with respect to any Person (or group of Persons taken as a whole) means an event, change, effect or violation of a representation or warranty hereunder that is materially adverse to the financial condition, business, or results of operations of such Person (or, if used with respect thereto, of such group of Persons taken as a whole), provided that a Material Adverse Effect shall not include any adverse effect resulting from changes in general economic conditions or conditions generally affecting the industries in which Parent and the Company operate; (ii) "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person; and (iii) "Person" shall mean an individual, partnership, joint venture, limited liability company, trust, corporation, unincorporated entity or Governmental Entity (as defined in Section 4.4). All subsidiaries of the Company are listed in Section 4.1(b) of the Disclosure Schedule.

     (b) Each of the Company's Subsidiaries (individually, a "Company Subsidiary," and, collectively, "Company Subsidiaries") is listed in Section 4.1(b) of the Disclosure Schedule, and is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each of the Company Subsidiaries
(i) has the corporate or other organizational power and authority required for it to own its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified to do business as a foreign corporation or other foreign business entity and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole and (iii) is 100% owned by the Company, provided however, that Fillberg Limited is 50% owned by the Company and 50% owned by Addwood Limited, and Wingreat Limited is 50% owned by the Company and 50% owned by Elemax, a Hong Kong corporation. All the outstanding shares of capital stock of, or other ownership interests in, the Company Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and, with respect to such shares or ownership interests that are owned by the Company or the Company Subsidiaries, are free and clear of all Liens (as defined in Section 4.4). Other than the Subsidiaries listed in Section 4.1(b) of the Disclosure Schedule, there are no Persons in which the Company owns, of record or beneficially, any direct or indirect equity or similar interest, or any right (contingent or otherwise) to acquire the same.

     Section 4.2  Capitalization.

     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock, par value $.01 per share. As of the date of this Agreement, (i) 19,469,276 Shares are issued and outstanding and (ii) Company Options to acquire 2,322,952 Shares are outstanding under the option plans listed in the Disclosure Schedule. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable, and all Shares, when issued in accordance with the terms of such option plans, will be duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. Except as set forth above, (i) there are no shares of the capital stock of the Company authorized, issued or outstanding and (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company (i) to issue, transfer or sell or cause to be issued, transferred or sold any shares of its capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligations of the Company or (ii) to grant, extend or enter into any such option, warrant, call, subscription or other right, convertible security, agreement, arrangement or commitment. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares of the capital stock of the Company or any Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person and following the Merger, the Company will not have any obligation to issue, transfer or sell any shares of its capital stock.

     (b) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. The Company is not required to redeem, repurchase or otherwise acquire shares of the capital stock of the Company as a result of the transactions contemplated by this Agreement.

     (c) At the Effective Time, the number of shares of Company Common Stock outstanding (assuming all Company Options outstanding on the date hereof are exercised) shall not exceed 21,792,228.

     Section 4.3  Authorization; Validity of Agreement.

     (a) The Company has the requisite corporate power and corporate authority to execute and deliver this Agreement and, subject to approval of its Shareholders as contemplated by Section 3.4, to consummate the transactions contemplated by this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors of the Company and, except for obtaining the Shareholder approval, if required by law, and making filings contemplated by Section 3.4 of this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Acquisition, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by it for the consummation by the Company of the transactions contemplated by this Agreement. The affirmative vote of the holders of a majority of all of the Shares entitled to vote is the only vote of the holders of the capital stock of the Company necessary to approve this Agreement and the Merger.

     Section 4.4 No Violations; Consents and Approvals. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the FBCA, if required by law, for the approval of this Agreement and the Merger by the Shareholders and the filing of the Articles of Merger required by the FBCA, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated by this Agreement will (i) conflict with or violate any provision of the Articles of Incorporation or ByLaws of the Company, (ii) require any filing with, or any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, agency or official (a "Governmental Entity"), (iii) assuming the accuracy of the representations and warranties of, and performance of the covenants by Parent and Acquisition as set forth in this Agreement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of its or their assets may be bound (except for any Lease, as defined in Section 4.24) (collectively, the "Company Agreements") or result in the imposition or creation of any lien, charge, security interest, option, claim or encumbrance of any nature whatsoever (collectively, "Liens") on the assets of the Company or any of the Company Subsidiaries or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of its or their properties or assets; except in the case of clauses (ii), (iii) or (iv), (A) where the failure to obtain any such permit, authorization, consent or approval or to make any such filing would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or (B) any such violation, breach or default which would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or would not prevent or materially delay the consummation of the transactions contemplated hereby.

     Section 4.5  SEC Reports and Financial Statements.

     (a) The Company has filed with the SEC, and has made available to Parent, true and complete copies of all forms and documents required to be filed by it since January 1, 2000, under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act") (as such documents have been amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective dates (or, if amended, as of the date of the last such amendment), the Company SEC Documents, including any financial statements or schedules included therein (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

     (b) The consolidated financial statements included in the Company SEC Documents (i) have been prepared from, and are in accordance with, the books and records of the Company, (ii) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to normal recurring year end adjustment and do not contain all footnote disclosures required by GAAP), and
(iii) fairly present in all material respects the financial position and the results of operations and cash flows of the Company and the Company Subsidiaries as at the dates thereof or for the periods presented therein. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

     Section 4.6 Absence of Certain Changes. Since January 1, 2000, the Company and the Company Subsidiaries have conducted their businesses and operations only in the ordinary course and consistent with past practice, and there have not occurred (i) any events or changes (including the incurrence of any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise) having or which would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of the Company; or (iii) any change by the Company in accounting principles or methods, except insofar as was or may be required by a change in GAAP. Since January 1, 2000, the Company has not taken any of the actions prohibited by Section 6.1. For purposes of this Agreement, "knowledge of the Company" shall mean the actual knowledge of the individuals specified in Section 4.6 of the Disclosure Schedule.

     Section 4.7  [Reserved]

     Section 4.8  [Reserved]

     Section 4.9  Employee Benefit Plans; ERISA.

     (a) Section 4.9(a) of the Disclosure Schedule contains a true and complete list of each bonus, incentive compensation, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, program, agreement, fund, policy, practice or arrangement, including all employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored, maintained or contributed to by the Company (or for which the Company makes payroll deductions) or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001 of ERISA, for the benefit of any employee or former employee of the Company and their dependents, or any ERISA Affiliate (collectively, the "Plans"). Section 4.9(a) of the Disclosure Schedule identifies each of the Plans that is an "employee benefit plan," as defined in section 3(3) of ERISA (collectively, the "ERISA Plans"). Neither the Company nor any Company Subsidiary has, or has had, any deferred compensation, stock purchase, pension or retirement plan (other than a 401(k) plan) or any "defined benefit plan" as defined in Section 3(35) of ERISA.

     (b) With respect to each Plan, the Company has heretofore delivered or made available to Parent true and complete copies of each of the following documents:

          (i) the Plan document, including all amendments thereto;

          (ii) the annual report for the most recent three plan years, if required under ERISA;

          (iii) the most recent Summary Plan Description (as defined in ERISA) required under ERISA with respect thereto, including all summaries of material modifications;

          (iv) if the Plan is funded through a trust or any third party funding vehicle, the trust or other funding agreement and the latest financial statements thereof; and

          (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code or copies of any pending determination letter requests.

     (c) No Lien imposed under the Code or ERISA exists or is to the knowledge of the Company likely to be imposed on account of any ERISA Plan. The form of each ERISA Plan intended to be "qualified" within the meaning of section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified (or timely application has been made therefor); no event has occurred since the date of such determination that would adversely affect such qualification for which the cost of correction would have a Material Adverse Effect on the Company; and each trust maintained thereunder has been determined by the Internal Revenue Service to be exempt from taxation under section 501(a) of the Code. Except as expressly disclosed in Section 4.10(b) of the Disclosure Schedule, each Plan has been operated and administered in accordance with its terms, except for such non-compliance that would not have a Material Adverse Effect on the Company.

     (d) There are no pending, scheduled or, to the knowledge of the Company, anticipated audits or investigations with respect to the Plans by any governmental agency or authority.

     (e) Neither the Company, nor, to the knowledge of the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, any trustee or administrator or any other person or entity acting as a fiduciary thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code which would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (f) No Plan provides benefits, including death, medical, dental or life insurance benefits (whether or not insured), with respect to current or former employees after retirement or other termination of employment, other than (i) coverage mandated by applicable law, (ii) disability, death or retirement benefits under any "employee pension plan," as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits or severance benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, (iv) severance pay, disability benefits and benefit claims under ERISA Plans incurred on or prior to a termination of employment but not reported or paid until after such termination, or (v) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

     (g) Neither the Company nor any Company Subsidiary has employment agreements or severance agreements with any officer, director or other employee as of the date of this Agreement. There are no such agreements whose terms have expired but pursuant to which the Company has any continuing liability to any officer, director or employees or any former officer, director or employee of the Company.

     Section 4.10  Litigation; Compliance with Law.

     (a) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary or any of its or their properties which, if determined adversely to the Company or such Company Subsidiary, would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or would prevent or materially delay the Offer or prevent or materially delay the Company from consummating the Merger or the other transactions contemplated by this Agreement.

     (b) The Company and each Company Subsidiary is in compliance in all material respects with all laws, statutes, regulations, rules, ordinances, judgments, decrees, orders, writs and injunctions, of any court or Governmental Entity relating to any of the property owned or leased by it, or applicable to its business, including employment and employment practices, labor relations, occupational safety and health, interstate commerce and antitrust laws, except for such non-compliance that would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary nor any of its or their properties is subject to any judgment, decree, order, writ or injunction having, or which would have, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated by this Agreement.

     (c) The Company and each Company Subsidiary holds all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of its businesses as currently conducted except where the failure to hold such licenses, permits, variances or approvals would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (d) This Section 4.10 does not apply to any ERISA, tax, environmental or real property matter specifically covered by Sections 4.9, 4.13, 4.14 or 4.24.

     Section 4.11  Intellectual Property.  Section 4.11 of the Disclosure
Schedule is a complete list of all registered trademarks, trade names and service marks and trademarks, trade names and service marks for which registration has been applied (collectively, the "Intellectual Property") owned or filed by or licensed to the Company or to any Company Subsidiary, and with respect to registered trademarks and service marks, contains a list of all jurisdictions in which such trademarks and service marks are registered or applied for and all registration and application numbers. There are no unregistered trademarks, trade names or service marks used by the Company or any Subsidiary which are material to the business of the Company and the Company Subsidiaries, taken as a whole. The Intellectual Property that is owned by the Company or any Company Subsidiary is not subject to any Liens and, to the knowledge of the Company, there are no infringements or other violations or conflicts with the rights of others with respect to the (i) use of or other conduct by the Company or any Company Subsidiary within the scope of, (ii) ownership of, (iii) validity of, or (iv) enforceability of, any Intellectual Property owned by the Company or any Company Subsidiary that has or would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     Section 4.12 Company Agreements. Each of the Company Agreements that, in the judgment of the individuals specified in the Disclosure Schedule whose actual knowledge constitutes knowledge of the Company, is material to the business and operations of the Company as currently conducted is listed in the SEC Documents or in Section 4.12 of the Disclosure Schedule (collectively, the "Material Company Agreements"), and is a valid, binding and enforceable obligation of the Company, and there are no defaults thereunder on the part of the Company or, to the knowledge of the Company, on the part of any other party thereto. Except as expressly disclosed in Section 4.12-1 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any license agreement or sales agency or distributorship agreement that limits in any material manner the ability of the Company or any Company Subsidiary to compete in or conduct any significant line of business or compete with any Person or in any geographic area or during any period of time, which is material in the judgment of the individuals specified in the Disclosure Schedule whose actual knowledge constitutes knowledge of the Company. Except as expressly disclosed in Section 4.12-2 of the Disclosure Schedule, neither the Company nor any Company Subsidiary is bound by any agreement or contract for consulting, advisory, professional or other similar services which is material in the judgment of the individuals specified in the Disclosure Schedule whose actual knowledge constitutes knowledge of the Company.

     Section 4.13  Taxes.

     (a) The Company has (i) filed (or there have been filed on its behalf) with the appropriate Governmental Entity all Tax Returns (as later defined) required to be filed by it and each of the Company Subsidiaries and such Tax Returns are true, correct and complete in all material respects, (ii) maintained in all material respects all required records with respect to all Tax Returns, (iii) withheld or paid, as appropriate, in full (or there has been paid on its behalf) all Taxes (as later defined) that are due and payable for all taxable periods and portions thereof and (iv) made provision, in accordance with GAAP, for all future material Tax liabilities (including reserves for deferred Taxes established in accordance with GAAP and for all material contingent Tax liabilities) for all taxable periods and portions thereof.

     (b) No material federal, state, local or foreign audit or other administrative proceeding ("Audit") or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary, and the Company has not received written or, to the knowledge of the Company, oral notice of either the commencement of any such Audit or of the intention on the part of any Governmental Entity to commence any such Audit, and the Company has not received written notice that it or any Company Subsidiary has not filed a (i) Tax Return or (ii) paid material Taxes required to be filed or paid by it.

     (c) No Governmental Entity has asserted in writing against the Company or any Company Subsidiary any material deficiency for any Taxes which have not been satisfied in full or adequately reserved for in accordance with GAAP on the financial statements included in the Company SEC Documents.

     (d) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary (except for current Taxes that are not yet due and payable).

     (e) [Reserved]

     (f) The Company has not waived any statute of limitation with respect to Taxes (which waiver is currently in effect) or agreed to any extension of time with respect to a Tax assessment or deficiency (which has not yet been paid) or extended the time to file any income or other material Tax Return (which Tax Return has not subsequently been filed).

     (g) Neither the Company nor any Company Subsidiary is a party to any income tax allocation, tax indemnity or tax sharing agreement or arrangement, and neither the Company nor any Company Subsidiary has ever joined in the filing of a consolidated, combined, unitary or other group Tax Return with any corporation other than the affiliated group of which the Company is the common parent. The Company and Company Subsidiaries have no liability for Taxes of any other corporation, person or entity other than members of the affiliated group of which the Company is the common parent under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) by contract, or otherwise that would have a Material Adverse Effect on the Company.

     (h) The Company and the Company Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under all applicable laws.

     (i) The Company has never been a member of an affiliated group other than the group for which it is currently the common parent.

     (j) For purposes of this Agreement: "Taxes" shall mean any and all federal, state, local, foreign and other taxes, charges, fees, levies and other assessments, including all net income, gross income, gross receipts, excise, stamp, real and personal property, ad valorem, withholding, workers' compensation, estimated, social security, unemployment, occupation, sales, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording and other taxes, assessments and charges imposed by any Governmental Entity and any interest, penalties, and additions to tax attributable thereto; and "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, including any information return or report with respect to backup withholding and other payments to third parties, claim for refund, amended return or declaration of estimated Tax.

     Section 4.14  Environmental Matters.

     (a) The Company and all Company Subsidiaries are in compliance with all applicable Environmental Laws (as later defined) which compliance includes (i) the possession of permits, licenses, registrations, variances, exemptions and other governmental authorizations and financial assurances required under applicable Environmental Laws for the Company and the Company Subsidiaries to operate their businesses as currently conducted, and (ii) compliance with the terms and conditions thereof, except in all cases above where such non-compliance would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (b) To the knowledge of the Company, (i) there are no Environmental Claims (as later defined) pending or threatened in writing against the Company or any current or former Company Subsidiary; (ii) neither the Company nor any current or former Company Subsidiary has received any written request for information under any Environmental Law (as later defined) from any Governmental Entity with respect to any actual or alleged environmental contamination which has not been remediated or otherwise resolved; (iii) neither the Company nor any current or former Company Subsidiary is conducting or has conducted any environmental remediation or investigation under any Environmental Law; and (iv) neither the Company nor any current or former Company Subsidiary is subject to the order of any Governmental Entity under any Environmental Law or relating to the remediation of any Hazardous Substance (as later defined) contamination.

     (c) To the knowledge of the Company, there have been no Releases (as later defined) of any Hazardous Substance at any of the property currently or formerly owned or leased by the Company or any current or former Company Subsidiary, or of any Hazardous Substance which was generated, stored, disposed of or transported by the Company or any current or former Company Subsidiary, which could form the basis of any Environmental Claim against the Company or any current or former Company Subsidiary or against any person or entity whose liability for any Releases the Company or any current or former Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except, in all such cases above, where such Releases would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     (d) As used in this Agreement:

          (i) the term "Environmental Claim" means any claim, action, investigation or written notice to the Company or to any Company Subsidiary by any person or entity alleging potential liability or responsibility of the Company or any Company Subsidiary (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, or penalties) arising out of, based on, or resulting from (a) the presence or Release of any Hazardous Substance at any location, whether or not currently or formerly owned or leased by the Company or any Company Subsidiary or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law;

          (ii) the term "Environmental Law" means all federal, state, local and foreign laws, rules, regulations, ordinances, decrees, orders and other binding legal requirements, as in effect as of the date of this Agreement, relating to pollution or protection of the environment or human health in any manner applicable to the Company or to any Company Subsidiary, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances;

          (iii) the term "Hazardous Substance" means any materials, chemicals, pollutants, contaminants, hazardous wastes, toxic substances or radioactive materials regulated under any Environmental Law, and oil and petroleum products; and

          (iv) the term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata).

     Section 4.15 No Default. The business of the Company (including that of the Company Subsidiaries) is not being conducted in default or violation of any term, condition or provision of (a) its applicable Articles of Incorporation or Bylaws, or (b) any federal, state, local or foreign law, statute, regulation, rule, ordinance, judgment, decree, writ, injunction, franchise, permit or license or other governmental authorization or approval applicable to the Company or any Company Subsidiary, which, in either case, would materially impair the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement.

     Section 4.16 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Credit Suisse First Boston Corporation to the effect that, as of the date of this Agreement, the cash consideration to be received in the Offer and Merger is fair to the Shareholders (other than Parent and its Affiliates) from a financial point of view, and a true and correct copy of such opinion will be delivered to Parent.

     Section 4.17 Brokers. Except for the fees payable by the Company to Credit Suisse First Boston Corporation (a true and complete copy of whose engagement letter has been provided to Parent), no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

     Section 4.18 Personal Property. The Company and each Company Subsidiary has (i) good and valid title to, or in the case of leased property, has valid leasehold interests in, all personal, whether tangible or intangible, properties and assets, and (ii) all rights, licenses and other contractual rights, in the case of each of clause (i) and (ii) above, as necessary to conduct the business of the Company and each Company Subsidiary as currently conducted, except to the extent the failure of this representation and warranty to be true would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     Section 4.19 Board Recommendations. The Board of Directors of the Company, at a meeting duly called and held prior to the date hereof, has by a majority vote of those directors present (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of the Shareholders of the Company and has approved the same, and (ii) resolved to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated in this Agreement, subject to Section 6.2.

     Section 4.20 Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Company Subsidiary nor, to the knowledge of the Company, as of the date of this Agreement, are there any activities or proceedings of any labor union to organize any such employees. As of the date of this Agreement, (i) there are no current union representation questions involving employees of the Company or any Company Subsidiary which have, had or would have a Material Adverse Effect on the Company, (ii) there are no unfair labor practice charges or complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board and (iii) there is no labor strike, lockout, organized slowdown or organized work stoppage in effect or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary.

     Section 4.21 Personal Property Leases. The Disclosure Schedule describes, to the knowledge of the Company, all material personal property leases of the Company and the Subsidiaries.

     Section 4.22 Insurance. Each insurance policy to which the Company is a party is in full force and effect and is listed on Section 4.22 of the Disclosure Schedule. The Company has not received any written notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

     Section 4.23  Accounts Receivable; Inventory.

     (a) All accounts receivable of the Company arising after the date of the Company Balance Sheet through the date of this Agreement arose in the ordinary course of business.

     (b) All items of inventories disclosed in the Company SEC Documents were acquired by the Company in the ordinary course of business and, as of the date of this Agreement, have been replenished by the Company in all material aspects in the ordinary course of business consistent with past practices.

     Section 4.24  Real Estate Matters.

     (a) The Company (or the Company Subsidiaries as specified in Section 4.24(a)(i) or Section 4.24 (a)(ii) of the Disclosure Schedule, as the case may
be) (i) has good, valid and insurable title (subject to all matters disclosed in the title policies referenced in Section 4.24(f) below) to the fee interest in the real property listed in Section 4.24(a)(i) of the Disclosure Schedule (the "Owned Property"), and (ii) to the knowledge of the Company, has good and valid title to all of the leasehold estates in all real properties listed in Section 4.24(a)(ii) of the Disclosure Schedule (collectively, the "Leased Properties" or individually, a "Leased Property"; the Owned Property and Leased Properties being sometimes collectively referred to in this Agreement as the "Real Properties" or individually as a "Real Property"), in each case, to the knowledge of the Company as to the Leased Properties, free and clear of all Liens. Neither the Company nor any Company Subsidiary owns, leases, licenses, uses, occupies or otherwise holds any interest in any real estate other than the Real Properties. No Person listed in Section D of the Disclosure Schedule owns, leases, licenses, uses, occupies or otherwise holds any interest in any of the Real Properties.

     (b) Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) are not reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole: (i) to the knowledge of the Company, each of the agreements by which the Company or a Company Subsidiary has obtained a leasehold interest in a Leased Property (individually, a "Lease" and collectively, the "Leases") is in full force and effect in accordance with its respective terms and the Company or the respective Company Subsidiary shown as the tenant on Section 4.24(a)(ii) is the holder of the lessee's or tenant's interest thereunder; to the knowledge of the Company, there exists no default under any Lease and no circumstance exists (except for the Merger) which, with the giving of notice, the passage of time or both, is reasonably likely to result in such a default; (ii) there are no leases, subleases, licenses, concessions or any other contracts or agreements granting to any person or entity other than the Company or the applicable Company Subsidiary any right to the possession, use, occupancy or enjoyment of any Real Property or any portion thereof; (iii) to the knowledge of the Company, the current operation and use of the Real Properties does not violate any statute, law, regulation, rule, ordinance, permit, requirement, order or decree now in effect; the use being made of each Real Property at present is in conformity with the certificate of occupancy, if any, issued for such Real Property; and (iv) there are no existing, or to the knowledge of the Company, threatened, condemnation or eminent domain proceedings (or proceedings in lieu thereof) affecting the Real Properties or any portion thereof.

     (c) Neither the Company nor any Company Subsidiary is obligated under or bound by any option, right of first refusal, purchase contract, or other contractual right or obligation to acquire, use or operate any real property nor to sell or dispose of any Real Property or any portions thereof or interests therein.

     (d) Neither the Company nor any Company Subsidiary has transferred, sold, terminated or otherwise disposed of any real property interests for which the Company has any continuing liability with respect to such real property. This
Section 4.24(d) does not apply to any environmental matters.

     (e) Any error, misstatement, omission or inaccuracy with respect to the representations set forth in this Section 4.24, viewed as if it were individually made without reference to Material Adverse Effect, and, with respect to Sections 4.24(a)(ii), 4.24(b)(i) and 4.24(b)(iii), viewed as if made without qualification as to the knowledge of the Company, which either individually or collectively would result in a material ongoing impairment in the use of, operation of, or material adverse financial arrangements with respect to (i) the Main Warehouse described in Section 4.24(a)(ii) of the Disclosure Schedule ("Main Warehouse"), (ii) the Home Office ("Home Office") described in Section 4.24(a)(i) of the Disclosure Schedule or (iii), when combined with any Leases that are terminated by the landlords thereunder pursuant to provisions in such Leases permitting the landlords to do so based upon the Merger, any 10 or more of the other properties listed in Section 4.24(a)(i) or 4.24(a)(ii) of the Disclosure Schedule shall constitute a breach of representations and warranties of the Company in a manner having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, under Paragraph (f) of Annex A. Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, for all purposes of this Agreement. In addition, the determination of Material Adverse Effect under Section (f) of Annex A shall be made without the "knowledge of the Company" qualification in Sections 4.24(a)(ii), 4.24(b)(i) and 4.24(b)(iii).

     (f) The Company has provided to Parent prior to the execution of this Agreement historical title commitments and title policies obtained by the Company or any Company Subsidiary for the Real Properties listed in Section 4.24(a)(i) of the Disclosure Schedule.

     (g) Neither the Company nor any Company Subsidiary is in the process of committing to purchase, lease any, license, use, occupy or otherwise hold any interest in any real property.

     Section 4.25  Schedule 14D-9; Offer Documents; and Proxy
Statement. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents will, at the respective times the
Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The Schedule 14D-9, will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Acquisition which is contained in any of the foregoing documents, or which Parent or Acquisition failed to supply.

                                   ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

     Parent and Acquisition, jointly and severally, represent and warrant to the Company as follows:

     Section 5.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of Parent and Acquisition has all requisite corporate power and corporate authority and necessary governmental approvals to own, lease and operate its respective properties and to carry on its respective business as now being conducted except where the failure to have such power or authority would not have a Material Adverse Effect on Parent or Acquisition, or materially impair or materially delay the consummation of the transactions contemplated by this Agreement.

     Section 5.2 Authorization; Validity of Agreement. Each of Parent and Acquisition has the requisite corporate power and corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery by Parent and Acquisition of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the respective Boards of Directors of Parent and Acquisition and no other corporate proceedings on the part of Parent or Acquisition are necessary to authorize the execution and delivery of this Agreement by Parent and Acquisition and the consummation by Parent and Acquisition of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Acquisition. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a valid and binding obligation of Parent and Acquisition, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency, moratorium or similar laws affecting the rights and remedies of creditors generally and by equitable principles of general application (regardless of whether such enforceability is considered in a proceeding at law or in equity).

     Section 5.3 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act and the HSR Act and the filing and recordation of the Articles of Merger as required by the FBCA, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the consummation by Parent or Acquisition of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by Parent or Acquisition nor the consummation by Parent or Acquisition of the transactions contemplated by this Agreement nor compliance by Parent or Acquisition with any of the provisions of this Agreement will (i) conflict with or violate any provision of the Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws, of Parent or Acquisition or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Acquisition or any of their respective properties or assets, except in the case of clause (ii) where such violations would not have a Material Adverse Effect on Parent and Acquisition, taken as a whole.

     Section 5.4 Schedule TO, Offer Documents, Registration Statement and Proxy Statement.

     (a) None of the information supplied by Parent or Acquisition for inclusion in the Preliminary Statement or the Proxy Statement will, at the date mailed to Shareholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Preliminary Statement and the Proxy Statement or necessary in order to make the statements in the Preliminary Statement and the Proxy Statement, in light of the circumstances under which they are made, not misleading.

     (b) The Schedule TO, the Offer Documents and any information supplied by Parent or Acquisition for inclusion in the Schedule 14D-9 will not, at the respective times the Schedule TO, the Offer Documents, the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Schedule TO will, when filed by Parent with the SEC, comply as to form in all material aspects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Not withstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company, which is contained in any of the foregoing documents, or which the Company failed to supply.

     Section 5.5 Financing. Parent and Acquisition will have sufficient cash available to pay for the Shares that Acquisition becomes obligated to accept for payment and pay for pursuant to the Offer and to pay the aggregate Merger Consideration pursuant to the Merger.

     Section 5.6 Litigation; Compliance with Law. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent which if determined adversely to Parent or such Subsidiary would prevent or materially delay the Offer or prevent or materially delay the Company from consummating the Merger or the other transactions contemplated by this Agreement.

                                   ARTICLE VI

                                   COVENANTS

     Section 6.1  Interim Operations of the Company.

     (1)

     The Company covenants and agrees that, except as (i) expressly provided to the contrary in this Agreement, (ii) expressly disclosed in Section 6.1 of the Disclosure Schedule or (iii) approved in writing by Parent (which consent Parent agrees it shall not unreasonably withhold; requests for which consent may be made, at the option of the Company, pursuant to the provisions of Section 9.4 or by telephonic request to William D. Edkins, telephone number 314-342-6757, or to such other person and telephone number as Mr. Edkins may designate from time to time, from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated:

     (a) the business of the Company and of each Company Subsidiary shall be conducted only in the ordinary course consistent with the requirements of law and past practice and, to the extent consistent therewith, the Company shall use its commercially reasonable efforts to preserve its and each Company Subsidiary's business organization intact and maintain its and their existing relations with customers, suppliers, employees, creditors and business partners, and the Company shall use its reasonable efforts to cause the key executive employees of the Company and the Company Subsidiaries (such individuals being later collectively referred to as the "Key Executives" or individually as a "Key Executive" (which Key Executives have been identified previously in writing by Parent and the Company)) to continue to perform their duties as currently performed for the Company and the Company Subsidiaries;

     (b) the Company shall not, and shall not permit any Company Subsidiary to, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets other than in the ordinary and usual course of business;

     (c) the Company shall not, and shall not permit any Company Subsidiary to, except as required by law or as otherwise expressly provided elsewhere in this
Agreement: (i) grant any increase in the compensation payable or to become payable to any of the Key Executives, key employees or directors, (ii) enter into any, or amend any existing, employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company; provided, however, that the Company may, in the ordinary course of business, consistent with past practice, enter into termination agreements or arrangements with employees other than any Key Executive (collectively, the "Non-Key Employees"), if the aggregate value of such agreements and arrangements does not exceed $250,000 and with respect to any individual Non-Key Employee does not have a value not in excess of $25,000, or (iii) hire any employee or obligate itself to hire any employee having a title or the responsibility of vice president or above.

     (d) the Company shall not, and shall not permit any Company Subsidiary to, modify, amend or terminate any of the Material Company Agreements or waive, release or assign any material rights or claims with respect to such Material Company Agreements, except in the ordinary course of business and consistent with past practice;

     (e) the Company shall not permit any material insurance policy naming it or any Company Subsidiary as a beneficiary or a loss payable payee to be canceled or terminated without notice to and consent of Parent, unless equivalent replacement policies, without lapse of coverage, shall be put in place;

     (f) the Company shall not settle, compromise, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, (x) to the extent reflected or reserved against in, or contemplated by, the Company Balance Sheet (or the notes thereto), (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied (provided that if such claims, liabilities or obligations referred to in this clause (z) are legally required to be paid and are also not otherwise payable in accordance with clauses (x) or (y) above, the Company will notify Parent in writing if such claims, liabilities or obligations exceed, individually or in the aggregate, $200,000 in value, reasonably in advance of their payment), provided that notwithstanding anything to the contrary set forth in this Section 6.1(1)(f), the Company shall not settle or compromise any claim or litigation brought by any Shareholder of the Company making such claim or bringing such litigation as such a Shareholder, either individually or on behalf of any class;

     (g) the Company shall take all reasonable steps in defense of any claim asserted against the Company in any proceedings before any Governmental Entity;

     (h) the Company shall not make, or commit to make, any capital expenditures in excess of $100,000 for each such individual expenditure or $300,000 in the aggregate unless it is expressly disclosed in the Company's capital expenditure plan shown on Section 6.1(1)(h) of the Disclosure Schedule ("Company's Capital Expenditure Plan") or is paid out of or is planned to be paid out of any unallocated capital item expressly disclosed in the Company's Capital Expenditure Plan; and

     (i) (A) except in the ordinary course of the Company's business consistent with past practice, the Company shall not, and shall not permit any Company Subsidiary to, amend, modify, supplement or terminate any agreement listed in Sections 4.24(a)(i) and 4.24(a)(ii) of the Disclosure Schedule with respect to any Real Property or enter into any new agreement or arrangement with respect to real property except as expressly listed in Section 6.1(1)(i)(A) of the Disclosure Schedule; and (B) neither the Company nor any Company Subsidiary may enter into or execute subordination non-disturbance agreements, estoppel certificates or similar instruments required to be executed pursuant to the terms of the agreements listed in Section 4.24(a)(ii) with respect to the Leases, provided, however, that the Company and the Company Subsidiaries may enter into and execute such subordination non-disturbance agreements, estoppel certificates and similar instruments if the applicable Lease prescribes the content thereof and such instrument conforms thereto in all material respects.

     (j) the Company shall not, and shall not permit any Company Subsidiary to, except as required by law or as otherwise expressly provided elsewhere in this Agreement, adopt any new or amend or otherwise change any benefit agreement with any individual employee.

     (k) the Company shall not, and shall not permit any Company Subsidiary to, except in the ordinary course of business (i) make any loans, advances or capital contributions to, or investments in, any other Person; (ii) except as described in Section 6.1(2)(d) of the Disclosure Schedule, incur, assume, or prepay any indebtedness for borrowed money or enter into any capital leases or other arrangements with similar economic effects or issue any debt securities; or (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person.

     (2)

     The Company covenants and agrees that, except as (i) expressly provided to the contrary in this Agreement, (ii) expressly disclosed in Section 6.1 of the Disclosure Schedule or (iii) approved in writing by Parent (requests for which approvals may be made, at the option of the Company, pursuant to the provisions of Section 9.4 or by telephonic request to William D. Edkins, telephone number 314-342-6757 or to such other person and telephone number as Mr. Edkins may designate from time to time), from and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated:

     (a) the Company shall not, directly or indirectly, split, combine, reclassify, purchase or redeem any shares of its capital stock or purchase or redeem any rights, warrants or options to acquire any such shares;

     (b) the Company shall not, and shall not permit any Company Subsidiary to:
(i) amend its Articles of Incorporation or Bylaws; (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (iii) issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of the capital stock of any class of the Company or of any Company Subsidiary, other than issuances pursuant to the exercise of Company Options and Company benefit plan obligations disclosed in Section 4.9(a) or
Section 4.2 of the Disclosure Schedule, in each case which are outstanding on the date hereof; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

     (c) the Company shall not, and shall not permit any Company Subsidiary to, except as required by law or as otherwise expressly provided in Section 6.1(1)(j) or elsewhere in this Agreement: (i) adopt any new, or (ii) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan agreement, program, fund, policy, practice or arrangement which applies to more than one employee;

     (d) the Company shall not, and shall not permit any Company Subsidiary to, except in the ordinary course of business or except as described in Section 6.1(2)(d) of the Disclosure Schedule, enter into any material commitment or transaction (including any borrowing, capital expenditure or purchase, sale or lease of assets);

     (e) the Company shall not adopt or authorize a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than with respect to the Merger);

     (f) the Company shall not change any method of accounting or any accounting principle or practice, except for changes required by a concurrent change in GAAP or by SEC requirements or staff interpretations;

     (g) as to all Intellectual Property relating to the name "David's Bridal," "David's Bridal Warehouse", "David's Bridal Wearhouse" and other related uses of such names and/or marks, the Company shall (i) use diligent efforts to maintain or otherwise preserve its rights in all such Intellectual Property owned by the Company and the Company Subsidiaries and use diligent efforts not to permit any of such Intellectual Property to lapse, expire or go abandoned by any action or inaction on its part; (ii) diligently and responsively prosecute all applications or registrations with respect to such Intellectual Property before whichever Governmental Entity the same may be pending; and (iii) not allow any rights with respect to such Intellectual Property to go abandoned for failure to timely file new applications for registrations corresponding to the subject matter thereof;

     (h) the Company shall not voluntarily make or agree to make any material change in any Tax accounting method, waive or consent to the extension of any statute of limitations with respect to income or other material Taxes, or consent to any material assessment of Taxes, or settle any judicial proceeding affecting any material amount of Taxes;

     (i) except as otherwise expressly permitted in this Agreement, the Company shall not, and shall not permit any Company Subsidiary to (i) issue, sell or otherwise distribute or dispose of any shares of Company Common Stock to, (ii) become indebted in respect of borrowed money or make any commitment with respect to borrowed money from, (iii) sell (other than sales of retail merchandise), distribute, mortgage, license, lease or otherwise dispose of any of its assets to, or (iv) enter into any other such agreement, arrangement, commitment or transaction involving the Company's assets or finances with any officer, director or legal or beneficial owner of more than 5% of the Company Common Stock and their affiliates, except for continuing payments under the Lease shown on Section 4.24(a)(ii) of the Disclosure Schedule as "123-Natick" and payments owed to Fillberg Limited; and

     (j) the Company shall notify Parent of any emergency or other substantial change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints of or hearings (or written communications indicating that the same are threatened) of which the Company has knowledge before any Governmental Entity if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company.

     Section 6.2  No Solicitations.

     (a) Neither the Company nor any of the Company Subsidiaries nor any of the officers and directors of any of them shall, and the Company shall direct and use its reasonable best efforts to cause its and the Company Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of the Company Subsidiaries (the Company, the Company Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly through another Person, (i) initiate, solicit, encourage or otherwise knowingly facilitate any inquiries (by way of furnishing information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes an Acquisition Proposal (or would reasonably be expected to lead to an Acquisition Proposal) or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal; provided, however, that the Company's Board of Directors may, or may authorize the Company Representatives to, in response to an Acquisition Proposal that the Board of Directors of the Company concludes in good faith is an Incipient Superior Proposal, (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a customary confidentiality agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal, provided that, prior to taking any such action, the Company provides reasonable advance notice to Parent that it is taking such action.

     For purposes of this Agreement:

          (i) "Acquisition Proposal " means any direct or indirect inquiry, proposal or offer (or any improvement, restatement, amendment, renewal or reiteration thereof) relating to the acquisition or purchase of a business or shares of any class of equity securities of the Company or any of its Subsidiaries, any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning any class of equity securities of the Company or any of its Subsidiaries, or any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction (a "Business Combination Transaction") involving the Company or any of its Subsidiaries, or any purchase or sale of a substantial portion of the assets (including stock of Subsidiaries owned directly or indirectly by the Company) or business of the Company or any of its Subsidiaries (an "Asset Transaction"), other than the transactions contemplated by this Agreement or as permitted by Section 6.1 of this Agreement.

          (ii) "Incipient Superior Proposal" shall mean an unsolicited bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith (after consultation with the Company's financial advisor) would, if consummated, provide greater aggregate value to the Shareholders from a financial point of view than the transactions contemplated by this Agreement; provided that for purposes of the definition of Incipient Superior Proposal, the term "Acquisition Proposal" shall have the meaning set forth above, except that
     (x) references to "shares of any class of equity securities of the Company" shall be deemed to be references to "100% of the outstanding Shares" and
     (y) an "Acquisition Proposal" shall be deemed to refer only to a Business Combination Transaction involving the Company or, with respect to an Asset Transaction, such transaction must involve the assets of the Company and its Subsidiaries, taken as a whole, and not any Subsidiary of the Company alone.

          (iii) "Superior Proposal" shall mean an Incipient Superior Proposal for which any required financing is committed or which, in the good faith judgment of the Board of Directors in the Company (after consultation with its financial advisor), is capable of being financed by the Person making the Acquisition Proposal.

     (b) Except as expressly permitted by this Section 6.2, neither the Company's Board of Directors nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement unless the Board of Directors of the Company shall have determined in good faith, after consultation with its financial advisor, that the Offer, the Merger or this Agreement is no longer in the best interests of the Company's Shareholders and that such withdrawal, modification or change is, therefore, required in order to satisfy its fiduciary duties to the Shareholders under applicable law, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to a Superior Proposal, (x) take any of the actions described in clauses (i) or (ii) above or (y) subject to this
Section 6.2 (b), terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Acquisition Agreement with respect to any Acquisition Proposal) but only after the third business day following Parent's receipt of written notice advising Parent that the Company's Board of Directors is prepared to accept an Acquisition Proposal, and attaching the most current version of any such Acquisition Proposal or any draft of an Acquisition Agreement, provided the Company is not in breach of any of its obligations under this Section 6.2.

     (c) In addition to the obligations of the Company set forth in Sections 6.2
(a) and (b) the Company shall promptly (but in any event within one business day) notify Parent orally and in writing of any Acquisition Proposal or any inquiry regarding the making of any Acquisition Proposal, indicating, in connection with such notice, the name of such Person making such Acquisition Proposal or inquiry and the substance of any such Acquisition Proposal or inquiry. The Company thereafter shall keep Parent reasonably informed of the status and terms (including amendments or proposed amendments) of any such Acquisition Proposals or inquiries and the status of any discussions or negotiations relating thereto.

     (d) Nothing contained in this Section 6.2 shall prohibit the Company or its Board of Directors from at any time taking and disclosing to its Shareholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act or from making any disclosure to the Company's Shareholders required by applicable law.

     Section 6.3  Access to Information.

     (a) From the date of this Agreement until the earlier of Effective Time and the date, if any, on which this Agreement is earlier terminated, the Company shall afford to Parent and the Parent's representatives reasonable access upon reasonable prior notice to all of its and the Company Subsidiaries' senior management, books, records, files and documents and, during such period, the Company shall provide to Parent access to (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (ii) such other information including, copies of books, records, files, documents and Company Agreements, concerning the Company's business, properties and personnel as Parent may reasonably request; provided, that Parent and Parent's representatives will conduct all such inspections in a reasonable manner and so as to not unreasonably interfere with the conduct of the business or affairs of the Company. The Company shall in addition use its reasonable best efforts to provide Parent and Parent's representatives with access to the representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants of the Company and to use its reasonable best efforts to cause such representatives, commercial bankers, actuaries, trustees, outside Plan administrators and consultants to provide Parent and Parent's representatives with such information regarding the Company as may be reasonably requested. Parent and Parent's representatives shall use reasonable best efforts to conduct any activities pursuant to this Section 6.3(a) in a manner that does not interfere in any material respect with the management and conduct of the Company's operations. The obligations of the Company under this Section 6.3(a) are subject to any and all limitations imposed by law.

     (b) Until the Effective Time, Parent and Acquisition will, with respect to the information furnished to Parent by or on behalf of the Company, and the Company will, with respect to the information furnished to the Company by or on behalf of Parent or Acquisition, have the same confidentiality obligations as set forth in the Confidentiality Agreement dated March 8, 2000, between Parent and the Company ("Confidentiality Agreement").

     Section 6.4  Further Action; Reasonable Best Efforts.

     From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is earlier terminated:

     (a) Upon the terms and subject to the conditions provided in this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including to (i) comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated by this Agreement (which actions shall include, without limitation, furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Entity), (ii) satisfy the conditions precedent to the obligations of such Party, (iii) except for those items listed on Schedule 6.4(a) of the Disclosure Schedule, obtain each consent, authorization, order or approval of, and exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Acquisition, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (iv) effect all necessary registrations and filings and (v) take any action reasonably necessary to vigorously defend, lift, mitigate and/or rescind the effect of any litigation or administrative proceeding adversely affecting the Merger or this Agreement, including promptly appealing any adverse court or administrative decision.

     (b) Subject to appropriate confidentiality protections, each of the Parties will furnish to the other Parties such necessary information and reasonable assistance as such other Parties may reasonably request in connection with the foregoing and will provide the other Parties with copies of all filings made by such Party with any Governmental Entity and, upon request, any other information supplied by such Party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, except for documents and other information provided in response to Item 4(c) of the Notification and Report Form required under the HSR Act. Upon the terms and subject to the conditions provided in this Agreement, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of the Parties shall use their reasonable best efforts to take or cause to be taken all such necessary action.

     (c) Without limiting the generality of the undertakings in this Section 6.4, Parent and the Company shall take or cause to be taken the following actions: (i) consult and cooperate with and provide assistance to each other in the preparation and filing with the SEC of the Offer Documents, the Schedule 14D-9, the Preliminary Statement and the Proxy Statement and all necessary amendments or supplements thereto; (ii) provide promptly to Governmental Entities with regulatory jurisdiction over enforcement of any applicable antitrust laws (a "Government Antitrust Entity") information and documents requested by any Government Antitrust Entity or necessary, proper or advisable to permit consummation of the Offer, the Merger and the transactions contemplated by this Agreement; (iii) without in any way limiting the provisions of Sections 6.4(c)(i) and 6.4(c)(ii), file any Notification and Report Form and related material required under the HSR Act as soon as practicable and in any event not later than ten (10) business days after the date hereof, and thereafter use its reasonable efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act;

(iv) take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any antitrust proceeding that would make consummation of the Offer or the Merger in accordance with the terms of this Agreement unlawful or that would prevent or materially delay consummation of the Offer or the Merger or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof or the posting of a bond) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement (each of the Company and Parent will provide to the other copies of all correspondence between it (or its advisors) and any Government Antitrust Entity relating to the Offer or the Merger or any of the matters described in this Section 6.4(c)); and (v) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent, or materially delay the consummation of the Offer or the Merger, including defending through litigation on the merits any claim asserted in any court by any Person.

     Section 6.5  Employee Benefits.

     (a) Honor Current Obligations. The Company shall, and after the Effective Time Parent or the Surviving Corporation shall, honor all obligations under all existing Plans and under the Company's employment agreements.

     (b) Stock Options. The Company shall use its reasonable best efforts to cause each outstanding option to purchase shares of Company Common Stock (including any related alternative rights) granted under any equity compensation plan or arrangement of the Company or its Subsidiaries (collectively, the "Company Option Plans") (including those granted to current or former employees and directors of the Company or any of its Subsidiaries) (the "Employee Stock Options") to become exercisable, and each share of restricted Company Common Stock granted under the Company Option Plans, to vest in full and become fully transferable and free of restrictions, either prior to the purchase of the shares pursuant to the Offer or immediately prior to the Effective Time, as permitted pursuant to the terms and conditions of the applicable Company Option Plan. The Company shall offer to each holder of an Employee Stock Option that is outstanding immediately prior to the first purchase of Shares pursuant to the Offer (the "Purchase Date") (whether or not then presently exercisable or vested) to, and shall use its reasonable best efforts to cause such holders to, cancel such Employee Stock Option in exchange for an amount in cash equal to the product obtained by multiplying (x) the difference between the Offer Price and the per share exercise price of such Employee Stock Option, and (y) the number of shares of Company Common Stock covered by such Employee Stock Option. All payments in respect of such Employee Stock Options shall be funded by Parent and made on the Purchase Date, subject to the collection or withholding of all applicable withholding Taxes required by law to be collected or withheld by the Company.

     (c) Except with respect to any stock options or stock-related programs, for the period of one year following the Effective Time, Parent will, or will cause the Surviving Corporation to, provide, on an uninterrupted basis, employee benefits to the employees of the Surviving Corporation which are, in the aggregate, no less favorable than those in effect on the date hereof.

     Section 6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of the Company, Parent or Acquisition, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement and (iii) the commencement or the threat of any action, suit, claim, investigation or proceeding which relates to this Agreement or the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies, if any, available under this Agreement to the party receiving such notice.

     Section 6.7  Directors' and Officers' Insurance and Indemnification.

     (a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company and its Subsidiaries (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director, officer, employee or agent of the Company or any of its Subsidiaries, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the purchase of Shares in the Offer, to the fullest extent permitted under applicable law, and Parent shall, or shall cause the Surviving Corporation to, also advance fees and expenses (including attorneys' fees) as incurred to the fullest extent permitted under applicable law.

     (b) The Articles of Incorporation of the Company shall, from and after the Effective Time, and the Articles of Incorporation of the Surviving Corporation shall, from and after the Effective Time, contain provisions no less favorable with respect to indemnification than are set forth as of the date of this Agreement in the Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company; provided that nothing contained herein shall limit Parent's ability to merge the Company into Parent or any of its Affiliates or otherwise eliminate the Company's corporate existence if the surviving Person assumes responsibility for such indemnification.

     (c) For six (6) years from the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, in effect the Company's and its Subsidiaries' current directors' and officers' liability insurance policy (the "Policies") covering those persons who are currently covered by the Policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in any one year an amount in excess of the annual premiums currently paid by the Company and its Subsidiaries for such insurance, and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding 150% of such amount; and provided, further, that Parent or the Surviving Corporation may meet its obligations under this paragraph by covering the above persons under Parent or the Surviving Corporation's insurance policy on the terms described above that expressly provide coverage for any acts which are covered by the existing policies of the Company and its Subsidiaries.

     (d) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their respective officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims under such policies.

     (e) Each Indemnified Party is a third party beneficiary of this Section 6.7 and is entitled, without limitation, to directly enforce the obligations in this
Section 6.7 of Parent, the Company and the Surviving Corporation.

     (f) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.7.

     Section 6.8 Parent Undertaking. Parent shall be responsible for and shall cause Acquisition to perform all of its obligations under this Agreement in a timely manner.

     Section 6.9 Takeover Statute. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Parent, Acquisition and the Company, and the members of their respective Boards of Directors, shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     Section 6.10 Disclosure Schedule Supplements. From time to time after the date of this Agreement and prior to the Effective Time, the Company will promptly advise Parent of any and all matters hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to make correct any information in a schedule or in any representation and warranty of the Company which has been rendered inaccurate thereby in any material respect; provided, however, that the Disclosure Schedule shall not be deemed amended thereby for any purpose.

                                  ARTICLE VII

                            CONDITIONS TO THE MERGER

     Section 7.1  Conditions to Each Party's Obligation To Effect the
Merger. The respective obligation of each Party to consummate the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

     (a) This Agreement shall have been approved and adopted by the Shareholders if required by applicable law;

     (b) No Governmental Entity shall have issued, given notice of its intent to issue or commenced any proceeding for the purpose of issuing any order, and there shall not be any statute, rule, decree or regulation restraining, prohibiting or making illegal the acquisition of the Shares by Acquisition or Parent or the consummation of the Merger;

     (c) Parent or Acquisition or any Affiliate of either of them shall have purchased Shares pursuant to the Offer, except that this condition shall not be a condition to Parent's and Acquisition's obligation to effect the Merger if Parent or Acquisition shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement; and

     (d) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

                                  ARTICLE VIII

                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after Shareholder approval thereof:

     (a) By the mutual consent of Parent, Acquisition and the Company.

     (b) By either the Company or Parent if:

          (i) (1) the Offer shall have expired without any Shares being purchased pursuant thereto, or (2) the Offer has not been consummated on or before October 31, 2000 (the "Outside Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or the Offer has been the cause of, or resulted in, the failure of the Shares to have been purchased pursuant to the Offer;

          (ii) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Offer or the Merger substantially on the terms contemplated hereby;

          (iii) the Shareholders of the Company fail to approve and adopt this Agreement at the Special Meeting, if such meeting is required (including any postponement or adjournment thereof); or

          (iv) any Governmental Entity shall have issued or threatened to issue a statute, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or prohibiting the consummation of the transactions contemplated by this Agreement and such statute, order, decree, regulation or other action shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction and shall not be in violation of Section 6.4;

     (c) by Parent if due to an occurrence or circumstance, other than as a result of a breach by Parent or Acquisition of its obligations hereunder or under the Offer resulting in a failure to satisfy any condition set forth in Annex A, Acquisition shall have (i) failed to commence the Offer within 30 days following the date of this Agreement, or (ii) terminated the Offer without having accepted any Shares for payment thereunder;

     (d) by the Company, upon approval of its Board of Directors, if Acquisition shall have terminated the Offer without having accepted any Shares for payment thereunder, other than as a result of a breach by the Company of its obligations hereunder that would result in a failure to satisfy any of the conditions set forth in Annex A;

     (e) by the Company, in accordance with Section 6.2(b); provided, that such termination shall not be effective unless and until the Company shall have paid to Parent the fee described in Section 9.1(b) hereof and shall have complied with the provisions of Sections 6.2(b) and (c).

     Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall terminate and be of no further force and effect (except for the provisions of Sections 6.3, 9.1(a), 9.1(b), 9.10, 9.13 and 8.2 in the case of termination of this Agreement at any time, and Section 6.5(b) in the case of a termination following the purchase of Shares pursuant to the Offer), and there shall be no other liability on the part of Parent, Acquisition or the Company or their respective officers or directors except liability arising out of a willful breach of this Agreement. In the event of termination of this Agreement prior to the expiration of the Offer, Parent and Acquisition will promptly terminate the Offer upon such termination of this Agreement without the purchase of Shares thereunder. No termination of this Agreement shall affect the continued effect of the Confidentiality Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1  Fees and Expenses.

     (a) Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated in this Agreement shall be paid by the Party incurring such expenses.

     (b) If this Agreement shall have been terminated pursuant to Section 8.1(e) as a result of the failure of any condition of the Offer set forth in Paragraph
(e) of Annex A hereto or Section 8.1(e), the Company shall immediately pay Parent or Acquisition (as designated by Parent) a fee equal to $13,000,000 million (the "Termination Fee"), payable by wire transfer of immediately available funds, the receipt of which by Parent or Acquisition in the case of such termination, shall be a condition to the effectiveness of such termination.

     (c) The Parties acknowledge that the agreements contained in this Section
9.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if a Party fails to pay an amount due pursuant to this Section 9.1, and, in order to obtain such payment, another Party commences a suit which results in a judgment against the owing Party for any fee set forth in this
Section 9.1, the owing Party shall pay to the Party to which such amount is due its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

     (d) Parent shall be solely responsible for any and all filing fees that are payable in connection with or on account of any filing by Parent or any other Party concerning the transactions contemplated by this Agreement under or pursuant to the HSR Act.

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

     Section 9.2  Amendment; Waiver.

     (a) This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval by the Shareholders of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of the Shareholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement in a manner that materially adversely affects the rights of the Shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

     (b) At any time prior to the Effective Time, the Parties may (i) extend the time for the performance of any of the obligations or other acts of the Parties,
(ii) waive any inaccuracies in the representations and warranties of one or more Parties contained in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the Parties contained in this Agreement. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

     Section 9.3 Survival. The respective representations and warranties of Parent, Acquisition and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the Parties (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for such covenants and agreements which, by their terms, contemplate a shorter survival period).

     Section 9.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission provided that a confirmed delivery by a standard overnight carrier or a hand delivery is made within two business days of the date such facsimile is sent or (b) confirmed delivery by a standard overnight carrier or when delivered by hand, addressed at the following addresses (or at such other address for a Party as shall be specified by like notice):

     (a)  if to the Company, to:

        David's Bridal, Inc.
        1001 Washington Street
        Conshohocken, Pennsylvania 19428
        Telephone: 610-896-2111
        Facsimile: 610-896-6588
        Attention: Robert D. Huth

           with a copy to:

        Morgan, Lewis & Bockius LLP
        1701 Market Street
        Philadelphia, Pennsylvania 19103
        Telephone: 215-963-5000
        Facsimile: 215-963-5299
        Attention: Stephen M. Goodman
     and

     (b)  if to Parent or Acquisition, to:

        The May Department Stores Company
        611 Olive Street
        St. Louis, Missouri 63101
        Telephone: 314-342-6142
        Facsimile: 314-342-4422
        Attention: John L. Dunham

           with a copy to:

        The May Department Stores Company
        611 Olive Street
        St. Louis, Missouri 63101
        Telephone: 314-342-6467
        Facsimile: 314-342-3040
        Attention: Alan E. Charlson

     Section 9.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available if requested by the Party to which such information is to be made available. The words "Affiliate" and "Associate" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

     Section 9.6 Section Headings; Section References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to a particular "Section" shall mean a reference to that Section in this Agreement unless otherwise provided.

     Section 9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     Section 9.8 Entire Agreement. This Agreement, together with the Disclosure Schedule, Annex A and the Confidentiality Agreement, (i) constitutes the entire agreement between the Parties on the subject matter of this Agreement, and supersedes all prior agreements and understandings (written and oral), among the Parties with respect to the subject matter of this Agreement and (ii) except as provided in Section 6.7, is not intended to confer upon any Person other than the Parties any rights or remedies under this Agreement.

     Section 9.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 9.10 Governing Law; Waiver of Jury Trial; Enforcement. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof. Each Party (a) consents to submit itself to the nonexclusive personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, and (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court.

     Section 9.11 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that Acquisition may, in its sole discretion, assign any or all of its rights, interests and obligations under this Agreement to Parent or any majority-owned Affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any assignment not permitted under this
Section 9.11 shall be null and void.

     Section 9.12 Enforcement of Agreement. The Parties agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

     Section 9.13 Continuation of Attorney-Client Privilege. The Company has been represented by counsel in connection with the Merger and representatives of the Company, including certain of the Key Executives, have had and through the Closing will have communications with such counsel concerning or related to the Merger, the reasons for the Merger, alternatives available to the Company to resolve its financial situation, existing or possible financing arrangements, and other similar or related matters that are entitled to be treated as confidential attorney-client communications under the Delaware Lawyers' Rules of Professional Conduct and Delaware law (collectively, the "Merger Communications"). Subsequent to the consummation of the transactions contemplated by this Agreement, the confidential nature of the Merger Communications shall be preserved and, therefore, the Merger Communications shall be treated as confidential by Parent and shall not be directly or indirectly disclosed to or used by Parent or any representative of Parent or the Company, notwithstanding that the Company is owned by Parent.

     Section 9.14 Finders or Brokers. Except for Morgan Stanley & Co. Incorporated with respect to Parent and Credit Suisse First Boston Corporation with respect to the Company, a copy of whose engagement agreement has been provided by the Company to Parent, neither Parent nor the Company nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who would be entitled to any fee or any commission in connection with or upon consummation of the Offer or the Merger.

     Section 9.15 Publicity. The initial press release with respect to the Offer and the Merger shall be a joint press release. Thereafter, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Company, Parent and Acquisition shall consult with each other before issuing any such press release or otherwise making public statements with respect to the Offer or Merger.

     IN WITNESS WHEREOF, Parent, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          THE MAY DEPARTMENT STORES COMPANY,
                                          a Delaware corporation



                                          By:   /s/ RICHARD A. BRICKSON
                                          --------------------------------------
                                          Name:  Richard A. Brickson
                                          Title:   Secretary


                                          ALPHA OMEGA ACQUISITION, INC.,
                                          a Florida corporation


                                          By:   /s/ RICHARD A. BRICKSON
                                          --------------------------------------
                                          Name:  Richard A. Brickson
                                          Title:   Vice President & Secretary


                                          DAVID'S BRIDAL, INC.,
                                          a Florida corporation


                                          By:    /s/ ROBERT D. HUTH
                                          --------------------------------------
                                          Name:  Robert D. Huth
                                          Title:   President & CEO

                                    ANNEX A

                            CONDITIONS TO THE OFFER

     The capitalized terms used in this Annex A have the meanings set forth in the attached Agreement, except that the term "the Agreement" shall be deemed to refer to the attached Agreement.

     Notwithstanding any other provision of the Offer, Acquisition shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Acquisition's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may postpone the acceptance for payment of and payment for Shares tendered, and, except as set forth in this Agreement, terminate the Offer as to any Shares not then paid for if (i) the Minimum Condition shall not have been satisfied at the scheduled expiration date of the Offer, (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated, or (iii) immediately prior to the expiration of the Offer, any of the following conditions shall exist:

     (a) there shall have been entered, enforced or issued by any Governmental Entity, any judgment, order, injunction or decree (i) which makes illegal, restrains or prohibits or makes materially more costly the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Acquisition or any other Affiliate of Parent, or the consummation of the Merger transaction;
(ii) which prohibits or limits materially the ownership or operation by the Company, Parent or any of their Affiliates of all or any material portion of the business or assets of the Company, Parent or any of their Affiliates, or compels the Company, Parent or any of their Affiliates to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or any of their Affiliates; (iii) which imposes or confirms limitations on the ability of Parent, Acquisition or any other Affiliate of Parent to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Acquisition pursuant to the Offer or otherwise on all matters properly presented to the Shareholders, including, without limitation, the approval and adoption of this Agreement and the transactions contemplated by this Agreement; (iv) which requires divestiture by Parent, Acquisition or any other Affiliate of Parent of any Shares; or (v) which otherwise would have a Material Adverse Effect on the Company to the extent that it relates to or arises out of the transactions contemplated by this Agreement or Parent; except in the case of clauses (i) through (v), where such events are consistent with or result from Parent's, Acquisition's and the Company's obligations under Section
6.4 of the Agreement;

     (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, enforced, promulgated, amended or issued by any Governmental Entity or deemed by any Governmental Entity applicable to (i) Parent, the Company or any Subsidiary or Affiliate of Parent or the Company or
(ii) any transaction contemplated by this Agreement, other than the HSR Act, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, except where such events are consistent with or result from Parent's, Acquisition's and the Company's obligations under Section 6.4 of the Agreement;

     (c) there shall have occurred any changes, conditions, events or developments that would have, or be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the National Association of Securities Dealers Automated Quotation other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) on the extension of credit by banks or other lending institutions in the United States, (iv) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that any Person, other than Parent or any of its Affiliates, shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of the then outstanding Shares, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of 50% or more of the then outstanding Shares, or

          (ii) the Board of Directors of the Company or any committee thereof shall have (A) withdrawn, modified or changed, in a manner adverse to Parent or Acquisition, the recommendation by such Board of Directors or such committee of the Offer, the Merger or this Agreement, (B) approved or recommended, or proposed publicly to approve or recommend, an Acquisition Proposal, (C) caused the Company to enter into any Acquisition Agreement relating to any Acquisition Proposal, or (D) resolved to do any of the foregoing;

     (f) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, individually or in the aggregate with other representations and warranties of the Company set forth in the Agreement, without regard to any qualification or limitation contained in or related to any such representation or warranty relating to Material Adverse Effect, in a manner having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, in each case, as if such representations and warranties were made as of such time on or after the date of the Agreement (except to the extent that such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct in a manner having a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, as of such specific date or as of the date hereof, respectively);

     (g) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under the Agreement;

     (h) the Agreement shall have been terminated in accordance with its terms;
or

     (i) Acquisition and the Company shall have agreed that Acquisition shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; which, in the reasonable good faith judgment of the Parent in any such case, and regardless of the circumstances (including any action or inaction by Parent or any of its Affiliates) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the benefit of Acquisition and Parent and may be asserted by Acquisition or Parent regardless of the circumstances giving rise to any such condition or may be waived by Acquisition or Parent in whole or in part at any time and from time to time in their sole and absolute discretion.

     The failure by Parent or Acquisition at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.